Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS SIX PERCENT INCREASE IN 2020 FIRST HALF TOTAL REVENUES

-Operational Overview-

RENO, Nevada, September 10, 2020 -- Itronics Inc. (OTC:ITRO), an emerging "Cleantech Materials" growth Company that manufactures GOLD’n GRO Multi-Nutrient Fertilizers and produces Silver and Critical Minerals, today announced sales results for the first half ended June 30, 2020.

Total Revenues for the six months ended June 30, 2020 were $1,379,564 compared to $1,307,086 in the same period in 2019, an increase of six percent. Significantly, the Company achieved an increase in sales in each of its business lines in the first half of 2020.

GOLD’n GRO Multi-Nutrient Fertilizer sales were up slightly to $1,282,915 compared to $1,259,267 in the first six months of 2019. Planned growth for the first half 2020 was drastically slowed due to negative impacts of shutdowns due to COVID-19 in April and May. Sales in June did increase by 24 percent compared to the prior year. The overall improvement was largely due to the expanded sales base that was established during the first half despite COVID-19 induced cutbacks and to the 68 percent sales increase in the first quarter prior to the shutdowns due to COVID-19.

Silver sales produced by our pilot scale refining operation in the first half increased by 150 percent to $69,594 from $27,883 in 2019. Most of the increase was from silver settlements received in the first quarter of 2020. A silver settlement was received in early July which will be reported as part of the third quarter results.

The Company believes it is on a path to increase GOLD’n GRO Multi-Nutrient Fertilizer sales for the full year 2020, despite the uncertainties created by COVID-19. Sales increases are being driven by the sales expansion program that is underway and positive field demonstrations showing improved mineral nutrient uptake compared to existing fertilizers being used by our distributor’s customers. The outlook for silver sales is for a further increase in 2020 due to ongoing pilot scale circuit board refining operations. Strongly rising silver and gold prices are expected to boost silver sales in the fourth quarter of 2020.

Early in the second quarter the Company began to introduce its proprietary Rock Kleen Technology that is initially being targeted to processing silver/gold mine tailings in Nevada. The technology neutralizes residual cyanide remaining from silver/gold recovery operations and removes nitrogen introduced into the tailings by the mining process. It also recovers residual silver and gold along with other important metals remaining in the rock. After cleaning, the tailings materials are expected to be clean and useable either at the mine site, as sales for industrial minerals, and other uses. This new process is a revolutionary "Zero Waste Energy Saving" technology, and when commercially developed, is expected to have wide application.

"The sales growth achieved in the first half is significant given the negative impacts of the Covid-19 shut downs of schools and restaurants that is continuing to negatively affect the California farm economy well into the third quarter," said Dr. John Whitney, Itronics President. "GOLD’n GRO fertilizer sales were up slightly in the first half and are at last years’ levels in the third quarter which is good news. Our other growth initiatives are moving forward on a positive pathway, which is also excellent news for our shareholders."

2020 First Half Sales Results

Unaudited Revenues for the second quarter, and 6 months ended June 30, 2020 together with comparative figures for 2019 are presented below:

ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2020	2019	2020	2019
REVENUE
Fertilizer	$ 688,787	$904,890	$1,282,915	$1,259,267
Silver	$ 1,148	$ 10,697	$ 69,594	$ 27,883
Photo Services	$ 13,583	$ 5,907	$ 18,044	$ 11,551
Mining Technical Services	$ 5,224	$ 5,062	$ 9,011	$ 8,385
Total Revenues	$ 708,742	$926,556	$1,379,564	$1,307,086

Operations and Expansion Updates

GOLD’n GRO Multi-Nutrient Fertilizers: During the second quarter the Company began testing a GOLD’n GRO copper micronutrient formulation for use on strawberries. This testing is producing very positive results. In August the Company received approval to sell the fertilizer commercially in California under a provisional label. The Company is assembling the information needed to formally register the fertilizer in Nevada and California. Commercial sales into the California strawberry market are expected to begin in September.

The GOLD’n GRO sales team is planning to start field testing a GOLD’n GRO magnesium fertilizer that was initially developed and registered several years ago. In recent years, widespread magnesium deficiencies have emerged in the California vegetable and berry growing areas so, at our distributor’s request, we have upgraded the fertilizer to a fully chelated magnesium fertilizer and have generated all of the information needed for re-registration. This magnesium fertilizer is already registered in Nevada. The plan is to begin field testing in California in September to develop baseline application and efficacy data needed for commercial use.

Magnesium is a "middle nutrient," as are sulfur and calcium. Middle nutrients are used in much larger quantities than the micronutrient fertilizers. Because of this, sales of the GOLD’n GRO magnesium fertilizer could materially increase total GOLD’n GRO sales in coming years.

Silver Bullion Production: The pilot scale computer circuit board refining operation is operating reliably. Metal recovery optimization is underway and is improving bullion silver and gold content while at the same time improving furnace efficiency and reducing the unit cost of metals being recovered.

Recently Itronics announced that it plans to resume experimental recovery of pure copper and possibly tin from the silver bullion which will further increase the silver and gold content of the bullion being shipped for sale to its finish refiner. The Company recently acquired several commercial electrowinning cells. It plans to use these electrowinning cells for recovering pure metals at the Itronics Cleantech Materials Campus that is being planned for development at its 48-acre Wabuska site north of Yerington, Nevada.

Rock Kleen Technology and Business Plan Development: During the first quarter the Company announced completion of a detailed three-year growth plan for Reno manufacturing operations. A 10-year growth plan for consolidated operations that include expansion to the new "Itronics Cleantech Materials Campus" was completed in the second quarter. Itronics is expecting to achieve rapid growth over the next several years, to be driven by GOLD’n GRO fertilizer sales and to be supported by development of the new Rock Kleen technology which was selected from the Company’s portfolio of "Zero Waste Technologies" for commercial development as a major new line of business for the Company.

Auric Fulstone Polymetallic Gold Project: In the first half of 2020, the Company was successful in getting two mining companies to review the project for possible joint venture development, but those activities were shelved due to COVID-19 risks. Subsequently, gold and silver prices have risen dramatically creating expanded revenues for all gold and silver production companies. Because of this, and after the COVID-19 risks are deemed to be acceptable, the Company is expecting that there will be considerable interest in the Auric Fulstone Polymetallic Gold project as a potential joint venture development.

Itronics Inc. is an emerging Clean Tech Materials Growth Company that produces GOLD'n GRO Multi-Nutrient Fertilizers and Silver. The Company is also an emerging "Critical Minerals" producer. The Company's growth forecast centers upon its 10-year business plan designed to integrate its Zero Waste Energy Saving Technologies and to grow annual sales from $2 million in 2019 to $113 million in 2025.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is an emerging Cleantech Growth Company that uses proprietary multi-nutrient fertilizer manufacturing technologies to produce GOLD’n GRO multi-nutrient fertilizers and breakthrough Zero Waste Technologies to recover fertilizer ingredients, silver bullion, and silver-bearing glass from waste streams that contain silver, gold, copper, zinc, tin, and other metals. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011. Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc

Follow Itronics on Twitter:https://twitter.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336